Exhibit 1.1

JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing Statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: December 22, 2011	/s/ GERALD J. FORD
Gerald J. Ford, as an individual and as sole trustee
and settlor of Turtle Creek Revocable Trust

Date: December 22, 2011	FORD DIAMOND CORPORATION,
a Texas corporation

	By:	/s/ GERALD J. FORD
	Name:	Gerald J. Ford
	Title:	President

Date: December 22, 2011	HUNTER’S GLEN/FORD, LTD.,
a Texas limited partnership

	By:	Ford Diamond Corporation,
its general partner

	By:	/s/ GERALD J. FORD
	Name:	Gerald J. Ford
	Title:	President

Date: December 22, 2011	/s/ JEREMY B. FORD
Jeremy B. Ford

Exhibit 1.1